Exhibit 19.1

MBIA Policy Statement:

Insider Trading Policy

MBIA Inc. Policy Statement

Topic: Insider trading policy

I.
Purpose

Inside Information. It is against the laws of many countries, including the U.S., to “tip” others who might make an investment decision based on Inside Information, as defined below, or to trade on such a tip. The penalties for trading on or communicating Inside Information are severe, both for the individual involved in such unlawful conduct and for MBIA. These penalties include treble damages, disgorgement of profits and jail sentences. In addition, Covered Persons could be subject to disciplinary action for violating the policies set forth herein, including termination. If your securities transactions become the subject of scrutiny, your actions will be decided after the fact with the clarity of 20/20 hindsight. Therefore, if you have any questions about how to implement this Policy, and the procedures herein for avoiding violations of insider trading laws and regulations, contact the Legal Department or Chief Compliance Officer before taking action.

Personal Trading Plans. Rule 10b5-1 (the “Rule”), adopted by the SEC in connection with the issuance of Regulation FD, the “Fair Disclosure” rule, addresses certain issues relating to insider trading liability. The Rule states that when a person trades in a security while he or she is aware of material, non-public information, that person has traded “on the basis of” that information for purposes of the anti-fraud provisions of the federal securities laws. Thus, an individual cannot avoid insider trading liability based on the argument that the individual did not actually use material inside information known to the individual in making his/her trade.

The Rule also creates an affirmative defense to insider trading liability by providing that a person's purchase or sale of a security is not “on the basis of” material non-public information if the person making the purchase or sale demonstrates that before becoming aware of the Inside Information, the person had (a) entered into a binding contract to purchase or sell the security, (b) instructed another person to purchase or sell the security for the instructing person's account, or (c) adopted a written plan for trading securities (such contract, instruction or plan, a “Plan”), and the transactions in question were executed pursuant to the Plan. A purchase or sale is not pursuant to a contract, instruction, or plan if, among other things, the person who entered into the Plan altered or deviated from the Plan to purchase or sell securities (whether by changing the amount, price, or timing of the purchase or sale), or entered into or altered a corresponding or hedging transaction or position with respect to those securities.

Exhibit 19.1

MBIA Policy Statement:

Insider Trading Policy

A Plan must:

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specify the amount of securities to be purchased or sold and the price at which, or the date on which, the securities are to be purchased or sold;
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include a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which, or the date on which, the securities are to be purchased or sold; or
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not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales. In addition, any other person who may effect sales under the Plan must not be aware of the material nonpublic information when doing so.

Members of MBIA’s Board of Directors and employees of MBIA engaging in transactions in securities issued by the Company, including the sale of stock obtained as a result of the exercise of options on MBIA Securities, may wish to take advantage of the safe harbor offered by the Rule by utilizing a Plan as described in the Rule. Individuals can create a variety of types of Plans to meet their financial preferences. While it is the responsibility of the individual Covered Person to establish a Plan and trade in accordance with the Plan, the Company can assist in the effort through procedures it established to help design, create and maintain effective Plans that comply with the provisions of the Rule.

II.
Certain Definitions

“Covered Persons” or “you” means MBIA directors, officers and employees, whether full-time, part-time or temporary, and those consultants, contractors, interns, vendors and other individuals working for or on behalf of MBIA who have regular access to MBIA property, who represent MBIA to third parties or who are identified as Covered Persons in consultation with Compliance or the Legal Department. Any Covered Person action that could be questionable is also unacceptable if engaged in by a related third party, such as a spouse, family member, friend or any other person or entity with whom the Covered Person is closely identified or in which the Covered Person has any significant financial interest.

“Inside Information” is information that is both material and non-public.

“Insider” means directors, officers and employees of MBIA. It may also include people who enter into a special relationship with MBIA and are given access to material, non-public information solely for MBIA purposes (e.g., outside attorneys, accountants, consultants, reinsurers, rating agencies, etc.).

Information is considered “material,” in general, if there is a likelihood that a reasonable investor would consider it important in making an investment decision or information that is likely to affect the price of securities.

Information is “non-public” if it has not been broadly disseminated to investors (e.g., by a press release or in a report filed with the SEC) and if there has not been a sufficient opportunity for the marketplace to absorb the information and make allowance for its impact.

Exhibit 19.1

MBIA Policy Statement:

Insider Trading Policy

“Interested Parties Securities” means the securities of an issuer for which MBIA provides a financial guaranty insurance policy, whether or not such securities are insured by MBIA.

“MBIA,” “Company” or “us” means MBIA Inc. and its subsidiaries.

“MBIA Securities” means equity or debt securities issued by MBIA Inc. or its subsidiaries, and related derivatives.

“NYSE” means the New York Stock Exchange.

“Permitted Parties” means attorneys and/or investment bankers who are working on specific projects for MBIA, MBIA’s accountants, rating agency professionals, regulators and reinsurers, banks and others who have been or are considering providing or underwriting credit to MBIA or its subsidiaries.

“Plan” means a written plan for trading securities.

“Policy” means this Policy Statement.

“Related Parties” means spouses, children, and adults living in the same household or family trusts.

“Reporting Persons” means directors, executive officers and other persons who are required to file reports under Section 16 of the Securities Exchange Act of 1934, as amended.

“Retirement Plan Blackout Periods” mean certain blackout periods that are imposed on any Company retirement plans.

“Rule” means Rule 10b5-1 under the Securities Exchange Act of 1934, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Selective disclosure” means disclosure made in a forum that is not simultaneously available to all investors, such as one-on-one telephone calls or meetings with analysts or investors, correspondence, presentations, etc.

“Senior Officials” of MBIA for purposes of Regulation FD include members of the MBIA Board of Directors, the senior management of MBIA Inc., the Head of Investor Relations, and any other officers whose primary responsibility is to communicate with investors and other external audiences.

“Tipping” means sharing material nonpublic information with a third party, whether or not for compensation.

Exhibit 19.1

MBIA Policy Statement:

Insider Trading Policy

III.
Policy Statement

Inside Information Policy Statement.

Restrictions on Trading Securities and Tipping. Covered Persons are prohibited from directly or indirectly trading any securities or Tipping Inside Information related to any securities when they obtain Inside Information about the security in the course of their employment or engagement, including MBIA Securities or Interested Parties Securities. Covered Persons must comply with all applicable insider trading laws and regulations.

Restrictions on Trading MBIA Securities and Interested Parties Securities. It is MBIA’s policy that, in order to minimize the risk that a Covered Person trades in, or is even viewed as having traded in, MBIA Securities or Interested Parties Securities while in possession of or having access to Inside Information, Covered Persons must comply with the procedures set forth herein.

If you are in possession of Inside Information when your employment with the Company terminates, the restrictions on trading securities and Tipping set forth above shall continue until such time that such information has become public or is no longer material.

Personal Trading Plan Policy Statement. It is MBIA’s policy to allow members of MBIA’s Board of Directors and employees of MBIA engaging in transactions in MBIA Securities, including the sale of stock obtained as a result of the exercise of options on MBIA Securities, to take advantage of the safe harbor offered by the Rule by utilizing a Plan as described in the Rule in accordance with the procedures set forth below.

Covered Persons who violate this Policy will be subject to disciplinary and/or legal action for violating the policies set forth herein, including termination and/or forfeiture of certain benefits. If a Covered Person knows or learns of a violation or potential violation of this Policy, he or she must promptly report the facts to the Legal Department or Compliance. Nothing in this Policy concedes or admits that any practice or act by MBIA is not subject to an immunity, exception or defense to applicable laws or regulations.

IV.
Roles and Responsibilities

A. Responsibility for the Implementation of this Policy

Each Covered Person is responsible for adhering to the policies and procedures set forth herein.

Exhibit 19.1

MBIA Policy Statement:

Insider Trading Policy

The Legal Department and Chief Compliance Officer are responsible for implementing this Policy, for answering all questions regarding the implementation of this Policy and for resolving issues of whether information received by a Covered Person is material and non-public and thus, Inside Information.

B.
Responsibility for Approval, Periodic Review and Escalation Procedures

The Legal Department and Chief Compliance Officer will approve and review this Policy on a regular basis and update it as necessary. Upon learning of a violation or potential violation of any provision of this Policy, the Legal Department or Chief Compliance Officer will, in appropriate cases, promptly prepare a written report to the MBIA Risk Oversight Committee providing full details and recommendations for further action.

V.
Scope

This Policy sets forth the policies and procedures of MBIA on a global, enterprise-wide basis with respect to the use and dissemination of Inside Information by Covered Persons.

In addition to complying with this Policy, all Covered Persons located outside the United States must comply with any and all local rules and regulations relating to the use and dissemination of Inside Information, as advised by the Legal Department, Chief Compliance Officer or local counsel, and where there may be a conflict between this Policy and any local rule or regulation, such local rule or regulation will prevail.

VI.
Procedures

Part 1 Use of Inside Information

Restrictions on Trading MBIA Securities, Interested Parties Securities and Tipping. In order to minimize the risk that a Covered Person trades in, or is even viewed as having traded in, MBIA Securities or Interested Parties Securities or Tipping Inside Information related to MBIA Securities or Interested Parties Securities while in possession of or having access to Inside Information, MBIA has adopted the following procedures. In addition, this Policy identifies those times when trading in MBIA's stock by certain Covered Persons is not appropriate and is therefore not permitted. Furthermore, this Policy prohibits trading in various derivative instruments related to MBIA Securities.

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Prior Approval for Certain Officers: The following persons (and their Related Parties) must have approval from the General Counsel, the Chief Compliance Officer or an attorney in the Legal Department designated by the General Counsel before buying or selling MBIA Securities or Interested Parties Securities: members of the Board of Directors; officers with a title of Vice President or above; and any other Covered Person designated by the General Counsel or Chief Compliance Officer from time to time. Approval should be requested by all Covered Persons using the Trading Approval tool on the corporate intranet. Non-discretionary account transactions are not subject to the foregoing prior approval requirements.

Exhibit 19.1

MBIA Policy Statement:

Insider Trading Policy

Blackout Periods: Covered Persons (and Related Parties) are prohibited from trading in MBIA Securities during the period that begins no later than on the last NYSE trading day prior to any scheduled key assumptions meetings in anticipation of MBIA Loss Reserve Committee meetings in accordance with a notice provided by the Chief Compliance Officer and ends after the second full NYSE trading day following the date on which MBIA releases annual and quarterly earnings for such quarter. In addition, Covered Persons are prohibited from trading in MBIA Securities during any other period during which the Company announces that trading in MBIA Securities is prohibited. Any automatic investments in MBIA Securities within any benefit plans are permitted at any time, but discretionary trades within any benefit plans are only allowed during the trading window and are subject to the preapproval requirements above.

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Personal Trading Plans: Members of the Board of Directors and employees (and Related Parties) may trade in MBIA Securities at any time, including during any ”blackout periods” as described above (i) if the trade is done pursuant to a Plan that is approved by the Legal Department and is adopted at a time when the person adopting the plan is not in possession of Inside Information; or (ii) if the order to buy or sell MBIA Securities is given to a broker while the Covered Person (or Related Parties) is otherwise permitted to trade the stock, provided that such order is properly documented by such broker. To be approved by the Legal Department or Chief Compliance Officer, a Plan should indicate the dates of, or price levels at which, and the number of securities that the Covered Person (or Related Parties) plans to buy or sell on such dates or at such price levels. Please refer to the section heading - The Use and Dissemination of Inside Information - Personal Trading Plans Under SEC Rule 10b5-1 in Part 2 of this Policy for more information.

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Reporting Requirements: Reporting Persons must file reports of transactions in MBIA Securities by filing a Form 4 with the SEC within two (2) business days following the execution of such transactions. In order to ensure timely reporting of any trades by the Company on their behalf, each Reporting Person shall notify the Legal Department prior to a proposed transaction in MBIA Securities, by submitting a trading request, unless the transaction is pursuant to a personal trading plan described above. Personal trading plans on file with the Legal Department or Compliance constitute the required notice. Promptly after the completed transaction, either the Reporting Person or his/her broker must promptly provide the terms of the trade including the type of transaction, the share price and the number of shares to the Legal Department or Compliance.

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Derivative Transactions: Covered Persons are prohibited from engaging in short sales or transactions involving puts, calls and other types of derivative securities in MBIA Securities, including equity swaps and similar derivative transactions.

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Hedging Transactions. Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company's other

Exhibit 19.1

MBIA Policy Statement:

Insider Trading Policy

stockholders. Therefore, Covered Persons are strongly discouraged from engaging in such transactions with respect to MBIA Securities. Any Covered Person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Legal Department. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Legal Department at least two weeks before the proposed execution of documents evidencing the proposed transaction. The Legal Department will then determine whether the transaction may proceed and, if so, assist in complying with the SEC's reporting requirements.

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Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledger is aware of Inside Information or otherwise is not permitted to trade in MBIA Securities pursuant to a blackout period restriction. Therefore, the Company prohibits you from pledging MBIA Securities as collateral for a loan, unless you first pre-clear the proposed transaction with the Legal Department. Any person proposing to pledge MBIA Securities as collateral for a loan must submit a request for pre-clearance to the Legal Department at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

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Retirement Plan Blackout Periods. It is unlawful for any Senior Officials of MBIA Inc., directly or indirectly, to purchase, sell or otherwise acquire or transfer any MBIA equity security during certain Retirement Plan Blackout Periods. Regularly scheduled “blackout periods” are excluded. The Company will notify Senior Officials of any Retirement Plan Blackout Periods. All trading by Senior Officials, including any trades under trading plans, must be suspended during Retirement Plan Blackout Periods.

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Client Information. Covered Persons in MBIA’s insurance surveillance and financial reporting operations may be at greater risk of violating the restrictions on insider trading because of their fiduciary responsibilities to their clients and the potential conflicts of interest inherent in their relationships with clients. In particular, if the Company acquires inside information in the course of reviewing credits for insurance, certain procedures have been adopted to prevent the transmission of this information.

Part 2 Personal Trading Plans Under SEC Rule 10b5-1

Personal Trading Plan Guidelines. The following guidelines are intended to assist Covered Persons in the adoption of personal trading plans and other arrangements as a defense to liability for insider trading violations, in accordance with the Rule:

1.
An individual wishing to take advantage of the Rule should draft a written Plan consistent with the requirements of the Rule as noted above and should submit it to the Legal Department or Compliance for review. The Legal Department or Compliance will review each Plan and may suggest changes where appropriate. The Legal Department or Compliance will maintain a file for all Company-reviewed Plans.

Exhibit 19.1

MBIA Policy Statement:

Insider Trading Policy

2.
In order to obtain the protection of the safe harbor rules under the Rule, after the individual has filed his/her Plan with the Legal Department or Compliance, the individual is responsible for executing all transactions in MBIA Securities in accordance with the terms of the Plan. Individuals who are trading pursuant to a Plan should retain brokerage confirms or other documentary evidence of the sale or purchase of stock pursuant to each Plan transaction in order to facilitate effective monitoring. The sale or purchase of MBIA Securities (including pursuant to the exercise of any stock options) that is not done in accordance with the Plan will not be subject to the safe harbor provisions of the Rule.

3.
It is MBIA’s policy that Plans may not be amended during blackout periods or during any period in which the Covered Person who established the Plan has Inside Information. Directors and employees will have to continue purchasing or selling Company stock in accordance with the terms of the original Plan until such information becomes public or until the end of the blackout period. Notice of any amendment or termination of Plan should be given to the Legal Department or Compliance.

4.
Reporting Persons must file reports of transactions in MBIA Securities by filing a Form 4 with the SEC within two (2) business days following the execution of such transactions. Although notice is required to be given to the Legal Department or Compliance, personal trading plans on file with the Legal Department or Compliance constitutes notice. Within two (2) hours of the completed transaction, either the Reporting Person or his/her broker must promptly provide the terms of the trade including the type of transaction, the share price and the number of shares involved to the Legal Department or Compliance.

5.
All trading by Senior Officials, including any trades under Plans, must be suspended during Retirement Plan Blackout Periods. Regularly scheduled “blackout periods” are excluded. The Company will notify directors and executive officers of any Retirement Plan Blackout Periods.

VII.
Effective Date

This Policy is effective January 15, 2025.